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                                                                    EXHIBIT 15.1


    Deloitte & Touche LLP
    333 Clay Street
    Suite 2300
    Houston, Texas 77002

    February 13, 2002

    Sterling Chemicals Holdings, Inc.
    1200 Smith Street, Suite 1900
    Houston, Texas 77002

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sterling Chemicals Holdings, Inc. and subsidiaries (the "Company") for the three-month periods ended December 31, 2001 and 2000, as indicated in our report dated February 13, 2002; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, is incorporated by reference in Registration Statement No. 333-30917 for the Company on Form S-3 and in Registration Statement No. 333-52795 for the Company on Form S-8.

    We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



    DELOITTE & TOUCHE LLP